Exhibit 99.1

Pensare Acquisition Corp. Announces Business Combination

Pensare to Build Leading National Cloud-Managed Unified Communications and IT Solutions Provider

- Enters into agreement with major global telecommunications provider

- Announces Appointment of Graham McGonigal as Chief Operating Officer

Atlanta, GA, July 25, 2019 – Pensare Acquisition Corp. (NASDAQ: WRLS) (“Pensare”), a publicly traded special purpose acquisition company, announced today that it has entered into a definitive agreement (the “Agreement”) to acquire Stratos Management Systems, Inc. and its operating companies, which do business as Computex Technology Solutions (collectively, “Computex” or “Computex Technology Solutions”). Computex is an industry-leading IT service provider of choice focused on helping customers transform their businesses through technology. Computex offers a comprehensive portfolio of managed IT services to a wide range of clients including Unified Communications-as-a-Service (UCaaS), directory and messaging services, enterprise networking, cybersecurity, collaboration, data center, integration, storage, backup, virtualization, and converged infrastructure.

Pensare has also entered in a non-binding Letter of Intent (the “LOI”) to acquire a leading developer of Unified Communications technology.

The planned acquisitions are part of Pensare’s strategy to build a leading national Cloud-Managed Unified Communications and IT Solutions Provider.

Pensare also separately announced today that it has entered into an agreement with a global telecommunications provider.

In addition, Pensare announced the appointment of Graham McGonigal as Chief Operating Officer to help lead the execution of Pensare’s strategy. Mr. McGonigal was formerly Chief Network Officer at Vonage Holdings (NYSE:VG), Chief Operating Officer at MasTec Network Solutions, a division of MasTec Inc. (NYSE:MTZ), and an executive at AT&T.

Darrell Mays, CEO of Pensare, stated “We are excited about the acquisition of Computex, which we believe is an excellent platform on which to build the premier provider of Cloud-managed Unified Communications IT solutions. We intend to provide these companies with the capital, expertise, and runway they need to capture significant share of this market, particularly businesses with multiple locations.”

Graham McGonigal, newly-appointed Chief Operating Officer of Pensare, added, “I am excited about the opportunity to once again work with Darrell Mays and Bob Willis in building another leading telecommunications service company. We see expansive scale achievable through accelerated, organic growth and investment of capital in Computex as well as through immediately available, accretive acquisitions.”

Sam Haffar, co-founder and CEO of Computex, stated “We are delighted to partner with Pensare in this transaction, which will provide Computex with access to the public markets as well as additional resources to drive our growth and provide significant benefits to our customers and our employees.”

Summary of Transaction

Pursuant to the terms of the Agreement, at the closing of the proposed transaction, Pensare will acquire Computex for an aggregate of approximately $65 million in cash, stock, and assumed debt, subject to certain adjustments contained in the Agreement. Pursuant to the terms of the LOI, it is proposed that Pensare would acquire the second target company for an aggregate of approximately $49.5 million in cash, stock, and assumed debt, subject to certain adjustments. The price per share for any Pensare stock issued to Computex’s shareholder pursuant to the transaction would be the lower of the market price per share or the lowest per share price paid by any purchaser in any private placement effected by Pensare in connection with the transaction.

The transaction is expected to close in the fourth quarter of 2019. As previously announced, Pensare is seeking shareholder approval of an extension of Pensare’s deadline to complete an initial business combination from August 1, 2019 to December 1, 2019.

The parties expect to complete the proposed transaction upon receipt of Pensare stockholder approval and other customary closing conditions, including that Pensare have a minimum amount of cash at closing, after giving effect to any redemptions by its public shareholders and the proceeds of any private placement effected in connection with the transaction.

The description of the transactions contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements related to the Computex transaction, copies of which will be filed by Pensare with the SEC as exhibits to a current report on Form 8-K, and, if and when one or more definitive agreements are entered into with respect to the other proposed transaction, such definitive agreements (copies of which will be filed by Pensare with the SEC if and when entered into).

EarlyBirdCapital is serving as financial and capital markets advisor to Pensare. Greenberg Traurig, LLP is acting as legal counsel to Pensare.

About Pensare Acquisition Corp.

Pensare Acquisition Corp. is a special purpose acquisition company that went public on Nasdaq in July 2017 and was formed for the purpose of effecting a merger, acquisition or similar business combination in the telecommunications, media, and technology (TMT) industries. Pensare is led by Chairman Larry Mock, Chief Executive Officer Darrell J. Mays, President Robert Willis, Chief Operating Officer Graham McGonigal, and Chief Strategy Officer David Panton. Pensare’s securities are quoted on the Nasdaq stock exchange under the ticker symbols WRLS, WRLSW, WRLSR and WRLSU. For more information, visit www.pensaregrp.com.

About Computex Technology Solutions

Computex is an industry-leading IT service provider of choice focused on helping customers transform their businesses through technology. Computex offers a comprehensive portfolio of managed IT services to small, medium-sized and enterprise clients including Unified Communications-as-a-Service (UCaaS), directory and messaging services, enterprise networking, cybersecurity, collaboration, data center, integration, storage, backup, virtualization, and converged infrastructure, all powered by two world-class 24x7x365 Network Operations Centers located in the US. The IT services innovator is ranked among the nation’s top MSPs and rated as one of the most highly skilled MSPs in the business. Founded in 1987, Computex is based in Houston, TX. For more information, visit www.computex.net.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a proxy statement for the stockholders of Pensare (the “Proxy Statement”), to be filed with the SEC. Pensare urges investors, stockholders and other interested persons to read, when available, the preliminary Proxy Statement as well as other documents filed with the SEC because these documents will contain important information about Pensare, Computex and the transaction. The definitive Proxy Statement will be mailed to shareholders of Pensare as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the Proxy Statement, without charge, by directing a request to: Pensare Acquisition Corp., 1720 Peachtree Street, Suite 629, Atlanta, GA 30309. The preliminary and definitive Proxy Statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Pensare, Computex and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Pensare is set forth in Pensare’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, which was filed with the SEC on June 14, 2019. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed transaction will be set forth in the Proxy Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Pensare, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, and the closing of the proposed transaction with Computex, any private placement and Pensare’s ability to enter into definitive agreements or consummate a transaction with the second potential target company as contemplated under the LOI described above. These statements are based on various assumptions and on the current expectations of Pensare and Computex management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Pensare and Computex. These forward looking statements are subject to a number of risks and uncertainties, including changes in Computex’s clients’ preferences, prospects and the competitive conditions prevailing in the industries in which Computex operates; the inability of the parties to successfully or timely consummate the proposed transactions, including the risk that the approval of the stockholders of Pensare for the proposed transaction is not obtained; failure to realize the anticipated benefits of the proposed transaction, including as a result of a delay in consummating the proposed transaction or a delay or difficulty in integrating the businesses of Pensare and Computex; the amount of redemption requests made by Pensare’s stockholders; Pensare’s ability to enter into definitive agreements or consummate a transaction with the second potential target company as contemplated under the LOI described above; those factors discussed in Pensare’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 under the heading “Risk Factors,” and other documents of Pensare filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Pensare nor Computex presently know or that Pensare and Computex currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Pensare’s, and Computex’s expectations, plans or forecasts of future events and views as of the date of this press release. Pensare and Computex anticipate that subsequent events and developments will cause Pensare’s and Computex’s assessments to change. However, while Pensare and Computex may elect to update these forward-looking statements at some point in the future, Pensare and Computex specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Pensare’s and Computex’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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